Exhibit 99.1

Contact:

Charlotte Arnold

Vice President, Corporate Communications and Investor Relations

650-421-9352

IR@relypsa.com

Relypsa Reports First Quarter 2016 Financial Results

Relypsa Management to Host Conference Call/Webcast this Afternoon at 5:00 p.m. ET/2:00 p.m. PT

REDWOOD CITY, Calif., May 4, 2016 — Relypsa, Inc. (NASDAQ: RLYP), a biopharmaceutical company, today reported financial results for the quarter ended March 31, 2016. Total revenues for the first quarter 2016 were $12.4 million, which included net product revenues of $0.6 million from Veltassa® (patiromer) for oral suspension and collaboration and license revenue of $11.8 million.

“We made great progress in our first full quarter with Veltassa on the market. We saw solid month-over-month growth of prescriptions, reported early success with payers, including agreements with the two largest pharmacy benefit managers, and have had a positive reception from treating physicians,” said John A. Orwin, president and chief executive officer of Relypsa. “Yesterday, we announced a debt financing that will support the ongoing U.S. launch of Veltassa. In addition, with the recent submission of an MAA requesting European approval of Veltassa, we are another step closer to bringing Veltassa to patients outside the United States.”

Quarterly Business Highlights

•	2,498 new patients started taking Veltassa with a free-starter supply. 1,155 outpatient prescriptions were covered by payers and dispensed (retail TRx). 374 hospital/institution units were sold (non-retail).

•	The Centers for Medicare and Medicaid Services (CMS) included Veltassa in its Current Year (CY) 2016 Formulary Reference File (FRF) and agreements were signed with Express Scripts and CVS Caremark, the two largest pharmacy benefit managers in the United States.

•	Across all payer plans, Veltassa has broad coverage with more than 80 percent of all plans covering to date. Approximately half of the Company’s target national and regional payers have made coverage decisions for Veltassa and, of these, 75 percent have decided to cover Veltassa in a Tier 3 or better position.

•	Relypsa announced positive results from Phase 1 drug-drug interaction studies with Veltassa.

•	The company initiated a Phase 4 study (TOURMALINE), evaluating Veltassa’s safety and efficacy when given with and without food.

Recent Announcements and Upcoming Milestones

•	On April 25, 2016, Relypsa and Vifor Fresenius Medical Care Renal Pharma (VFMCRP) announced a Marketing Authorization Application (MAA) has been submitted to the European Medicines Agency (EMA) requesting European approval of Veltassa for the treatment of hyperkalemia.

•	On April 28, 2016, data from new analyses of studies with Veltassa were presented at the National Kidney Foundation 2016 Spring Meeting.

•	On May 3, 2016, Relypsa announced the close of a $150.0 million debt financing.

•	By mid-2016, the company plans to submit a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) requesting a label change for Veltassa based on the results of the drug-drug interaction studies.

Financial Results

Net loss for the first quarter 2016 was $54.8 million, or $1.26 per share, compared to $29.7 million, or $0.78 per share, for the comparable period in 2015.

Cash, cash equivalents and short-term investments totaled $205.3 million at March 31, 2016, compared to $240.7 million at December 31, 2015. Shares outstanding as of March 31, 2016 were 44.7 million. Including net proceeds from the debt financing announced on May 3, 2016, pro forma cash, cash equivalents and short-term investments totaled $336.3 million at March 31, 2016.

Total revenues for the first quarter 2016 were $12.4 million, which included net Veltassa product revenues of $0.6 million and collaboration and license revenue of $11.8 million, compared to no revenues for the comparable period in 2015. The increase in revenues was due to the commercial launch of Veltassa in December 2015 and revenue recognition associated with Relypsa’s collaboration and license agreement with VFMCRP executed in August 2015.

Cost of goods sold for the first quarter 2016 were $0.1 million, compared to no cost of goods sold for the comparable period in 2015. This increase is due to the commercial launch of Veltassa in December 2015.

Research and development expenses for the first quarter of 2016 were $16.3 million, compared to $15.8 million for the comparable period in 2015. The increase was primarily driven by costs associated with clinical studies of Veltassa, including the drug-drug interaction studies and initiation of the TOURMALINE study. This increase was partially offset due to Veltassa manufacturing costs being capitalized as inventory subsequent to Veltassa’s approval by the FDA on October 21, 2015.

Selling, general and administrative expenses for the first quarter 2016 were $50.6 million, compared to $13.5 million for the comparable period in 2015. The increase was primarily due to an increase in personnel expenses to support expanding operations and an increase in commercial, marketing and medical affairs activities in support of the commercial launch of Veltassa.

Conference Call Wednesday, May 4, 2016 at 5:00 p.m. ET (2:00 p.m. PT)

The Relypsa management team will host a conference call and webcast Wednesday, May 4, 2016 at 5:00 p.m. ET (2:00 p.m. PT). The conference call may be accessed by phone by dialing (866) 410-4428 (domestic) or (704) 908-0287 (international), conference code 1388773. To access the live audio webcast, visit the investor relations section of the Relypsa website at http://investor.relypsa.com. The webcast will be archived for 30 days following the call.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of polymeric medicines for patients with conditions that are often overlooked and undertreated and can be addressed in the gastrointestinal tract. The Company’s first medicine, Veltassa® (patiromer) for oral suspension, was developed based on Relypsa’s rich legacy in polymer science. Veltassa is approved in the United States for the treatment of hyperkalemia. Veltassa has intellectual property protection until 2030 in the United States and 2029 in the European Union. More information is available at www.relypsa.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our progress in the first full quarter of 2016, our early success with payers, our positive reception from treating physicians, the potential MAA approval of Veltassa and our plan to submit a sNDA to the FDA by mid-2016 requesting a label change based on the results of the drug-drug interaction studies. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development and commercialization process, including regulatory requirements, Relypsa’s substantial dependence on Veltassa, Relypsa’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Veltassa. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Relypsa in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and its Annual Report on Form 10-K for the year ended December 31, 2015.

-see attached financial tables-

Relypsa, Inc.

Consolidated Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net product revenues	$592	$—
Collaboration and license revenue	11,790	—

Total revenues	12,382	—

Operating expenses:
Cost of goods sold	78	—
Research and development	16,289	15,780
Selling, general and administrative	50,612	13,487

Total operating expenses	66,979	29,267

Loss from operations	(54,597)	(29,267)

Interest and other income, net	249	84
Interest expense	(410)	(482)

Net loss	$(54,758)	$(29,665)

Net loss per share, basic and diluted	$(1.26)	$(0.78)

Weighted average common shares used to compute net loss per share, basic and diluted	43,527,864	37,829,239

Relypsa, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2016	2015 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$205,266	$240,716
Working capital	$184,671	$187,102
Total assets	$261,384	$278,328
Stockholders’ equity	$184,234	$184,873

(1)	Derived from the audited financial statements

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